SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under § 240.14(a)-12

ECHELON CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ECHELON CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 21, 2006

10:00 A.M. PACIFIC TIME

We cordially invite you to attend the 2006 Annual Meeting of Stockholders of Echelon Corporation. The meeting will be held on Friday, April 21, 2006 at 10:00 a.m., Pacific Time, at 570 Meridian Avenue, San Jose, California 95126. At the meeting we will:

1.	Elect three Class B directors for a term of three years and until their successors are duly elected and qualified;

2.	Ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2006; and

3.	Transact any other business as may properly come before the meeting or any postponement or adjournment thereof.

These items are fully discussed in the following pages, which are made part of this Notice. Stockholders who owned our common stock at the close of business on Tuesday, February 28, 2006 may attend and vote at the meeting. If you will not attend the meeting, we request that you vote your shares as promptly as possible. You may be eligible to vote your shares in a number of ways. You may mark your votes, date, sign and return the Proxy or voting instruction form. Stockholders whose shares are registered in their own names may vote via the Internet at ADP Investor Communication Services’ voting Web site (www.proxyvote.com) or telephonically by calling the telephone number shown on your Proxy Card. If you hold our shares with a broker or bank, you may also be eligible to vote via the Internet or to vote telephonically if your broker or bank participates in the proxy voting program provided by ADP Investor Communication Services. If your shares of common stock are held in an account with a broker or a bank participating in the ADP Investor Communication Services program, you may choose to vote those shares via the Internet at ADP Investor Communication Services’ voting Web site (www.proxyvote.com) or telephonically by calling the telephone number shown on your voting form. See “Voting Via the Internet or By Telephone” in the Proxy Statement for further details. Any stockholder attending the meeting may vote in person, even though he, she or it has already returned a Proxy.

Sincerely,

M. Kenneth Oshman
Chairman of the Board and Chief Executive Officer

San Jose, California

March 22, 2006

2006 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

ECHELON CORPORATION

PROXY STATEMENT

FOR

2006 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

Our Board of Directors is soliciting Proxies for the 2006 Annual Meeting of Stockholders to be held at 570 Meridian Avenue, San Jose, California 95126 on Friday, April 21, 2006, at 10:00 a.m., Pacific Time. The address of our principal executive office is 550 Meridian Avenue, San Jose, California 95126 and our telephone number at this address is 408-938-5200. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters set forth in the attached Notice of Annual Meeting. Please read it carefully.

Proxy materials, which include the Proxy Statement, Proxy, letter to stockholders and Form 10-K for the fiscal year ended December 31, 2005, were first mailed to stockholders entitled to vote on or about March 22, 2006.

Costs of Solicitation

We will pay the costs of soliciting Proxies from stockholders. We are required to request brokers and nominees who hold our common stock in their name to furnish our Proxy materials to beneficial owners of such common stock. We may reimburse such firms and nominees for their reasonable expenses in forwarding the Proxy materials to these beneficial owners. Certain of our directors, officers and employees may solicit Proxies on our behalf, without additional compensation, personally or by written communication, telephone, facsimile or other electronic means.

Record Date and Shares Outstanding

Only stockholders of record at the close of business on February 28, 2006, are entitled to attend and vote at the annual meeting. On the record date, 39,797,676 shares of our common stock were outstanding and held of record. The closing price of our common stock on the Nasdaq National Market on the record date was $8.10 per share.

QUESTIONS AND ANSWERS

Although we encourage you to read the enclosed Proxy Statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the annual meeting.

Q: Why am I receiving these materials?

A: Our Board of Directors is providing these proxy materials for you in connection with our annual meeting of stockholders, which will take place on April 21, 2006. Stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this Proxy Statement.

Q: What information is contained in these materials?

A: The information included in this Proxy Statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid officers, and certain other required information. Echelon’s 2005 Annual Report and audited financials statements, Proxy Card and a return envelope are also enclosed.

Q: What proposals will be voted on at the annual meeting?

A: There are two proposals scheduled to be voted on at the meeting:

•	Election of the nominees for director set forth in this Proxy Statement; and

•	Ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2006.

Q: What is Echelon’s voting recommendation?

A: Our Board of Directors recommends that you vote your shares “FOR” each of the three nominees to our Board of Directors and “FOR” ratification of the appointment of our independent auditors.

Q: Who can vote at the meeting?

A: Our Board of Directors has set February 28, 2006 as the record date for the annual meeting. All stockholders who owned Echelon common stock at the close of business on February 28, 2006, or the record date, may attend and vote at the annual meeting. Each stockholder is entitled to one vote for each share of common stock held as of the record date on all matters to be voted on. Stockholders do not have the right to cumulate votes. On February 28, 2006, 39,797,676 shares of our common stock were outstanding. Shares held as of the record date include shares that are held directly in your name as the stockholder of record and those shares held for you as a beneficial owner through a stockbroker, bank or other nominee.

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A: Most stockholders of Echelon hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with Echelon’s transfer agent, Mellon Investor Services LLC, you are considered the stockholder of record with respect to those shares and these proxy materials are being sent directly to you by Echelon. As the stockholder of record, you have the right to grant your voting proxy directly to Echelon or to vote in person at the annual meeting. Echelon has enclosed a Proxy Card for you to use. You may also vote via the Internet or by telephone as described below under “How can I vote my shares without attending the annual meeting?”

Beneficial Ownership

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request a legal proxy from your stockbroker in order to vote at the meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. You may also vote via the Internet or by telephone as described below under “How can I vote my shares without attending the annual meeting?”

Q: How many votes does Echelon need to hold the annual meeting?

A: A majority of Echelon’s outstanding shares as of the record date must be present at the annual meeting in order to hold the meeting and conduct business. This is called a quorum. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the annual meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Shares are counted as present at the meeting if you:

•	are present and vote in person at the meeting; or

•	have properly submitted a Proxy Card or voted by telephone or via the Internet.

Q: How are votes counted?

A: You may vote either “FOR” or “WITHHOLD” with respect to each nominee for our Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposal. If you abstain from voting on the other proposal, it has the same effect as a vote against. If you just sign your Proxy Card with no further instructions, your shares will be counted as a vote “FOR” each Director and “FOR” ratification of the appointment of our independent auditors. If you do not vote and you hold your shares in a brokerage account in your broker’s name, also known as “street name” (see description of “Beneficial Ownership” above), your shares will not be counted in the tally of the number of shares cast “FOR,” “AGAINST” or “ABSTAIN” on any proposal where your broker does not have discretionary authority to vote, and therefore will have the effect of reducing the number of shares needed to approve any of those items. However, shares held in street name that are not voted, known as “broker non-votes,” may be counted for the purpose of establishing a quorum for the annual meeting as described above under the caption “Beneficial Ownership.” Voting results are tabulated and certified by ADP Investor Communication Services.

Q: What is the voting requirement to approve each of the proposals?

A: With respect to Proposal One (the election of our directors), directors are elected by a plurality vote, and therefore the three individuals receiving the highest number of “FOR” votes will be elected. Votes of “WITHHOLD” and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality. Proposal Two (ratification of the appointment of our auditors) requires the affirmative “FOR” vote of a majority of the shares of our outstanding common stock represented, in person or by proxy, and entitled to vote.

Q: How can I vote my shares in person at the annual meeting?

A: Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to do so, please bring the enclosed Proxy Card or proof of identification to the meeting. Even if you plan to attend the annual meeting, Echelon recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the meeting.

Q: How can I vote my shares without attending the annual meeting?

A: Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote without attending the annual meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your stockbroker or nominee. In most cases, you will be able to do this by telephone, using the Internet or by mail. Please refer to the summary instructions included on your Proxy Card. For shares held in street name, a voting instruction card will be provided by your stockbroker or nominee.

BY TELEPHONE OR THE INTERNET—If you have telephone or Internet access, you may submit your proxy by following the “Vote by Phone” or “Vote by Internet” instructions on the Proxy Card.

BY MAIL—You may do this by signing your Proxy Card or, for shares held in street name, by following the voting instruction card provided by your stockbroker or nominee and mailing it in the enclosed, postage prepaid envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

Q: How can I change my vote after I return my Proxy Card?

A: You may revoke your proxy and change your vote at any time before the final vote at the annual meeting. You may do this by signing a new Proxy Card with a later date or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

Q: Where can I find the voting results of the annual meeting?

A: The preliminary voting results will be announced at the annual meeting. The final results will be published in our first quarterly report on Form 10-Q filed after the date of the annual meeting.

Q: Who are the proxies and what do they do?

A: The two persons named as proxies on the enclosed Proxy Card, M. Kenneth Oshman, our Chief Executive Officer, and Oliver R. Stanfield, our Chief Financial Officer, were designated by our Board of Directors. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the stockholder as provided in the Proxy Card, it will be voted in accordance with the instructions you indicate on the Proxy Card. If you submit the Proxy Card, but do not indicate your voting instructions, your shares will be voted “FOR” Proposals One and Two.

Q: What does it mean if I receive more than one proxy or voting instruction card?

A: You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple Proxy Cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Proxy Card. Please complete, sign, date and return each Echelon Proxy Card and voting instruction card that you receive.

Q: What happens if additional proposals are presented at the annual meeting?

A: Other than the two proposals described in this Proxy Statement, Echelon does not expect any additional matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, M. Kenneth Oshman, our Chief Executive Officer, and Oliver R. Stanfield, our Chief Financial Officer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason any of Echelon’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our Board of Directors.

Q: Is my vote confidential?

A: Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Echelon or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote or (3) to facilitate a successful proxy solicitation by our Board of Directors. Occasionally, stockholders provide written comments on their Proxy Card, which are then forwarded to Echelon’s management.

Q: Who will bear the cost of soliciting votes for the annual meeting?

A: Echelon will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by Echelon’s directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. Echelon may retain the services of a third party firm to aid in the solicitation of proxies. In addition, Echelon may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Our stockholders may submit proposals that they believe should be voted upon at our next year’s annual meeting or nominate persons for election to our Board of Directors. Stockholders may also recommend candidates for election to our Board of Directors (See “Corporate Governance and Other Matters–Consideration of Stockholder Recommendations and Nominations”). Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2007 proxy statement and proxy. Any such stockholder proposals must be submitted in writing to the attention of Kathleen B. Bloch, Senior Vice President, General Counsel and Secretary, Echelon Corporation, 550 Meridian Avenue, San Jose, California 95126, no later than November 22, 2006, which is the date 120 calendar days prior to the anniversary of the mailing date of this Proxy Statement. Stockholders interested in submitting such a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in our 2007 proxy statement.

Alternatively, under our Bylaws, a proposal or a nomination that the stockholder does not seek to include in our 2007 proxy statement pursuant to Rule 14a-8 may be submitted in writing to Kathleen B. Bloch, Senior Vice President, General Counsel and Secretary, Echelon Corporation, 550 Meridian Avenue, San Jose, California 95126, for the 2007 Annual Meeting of Stockholders not less than 20 days nor more than 60 days prior to the date of such meeting. Note, however, that in the event we provide less than 30 days notice or prior public disclosure to stockholders of the date of the 2007 Annual Meeting, any stockholder proposal or nomination not submitted pursuant to Rule 14a-8 must be submitted to us not later than the close of business on the tenth day following the day on which notice of the date of the 2007 Annual Meeting was mailed or public disclosure was made. For example, if we provide notice of our 2007 Annual Meeting on April 13, 2007, for a 2007 Annual Meeting on May 11, 2007, any such proposal or nomination will be considered untimely if submitted to us after April 23, 2007. For purposes of the above, “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service, or in a document publicly filed by us with the Securities and Exchange Commission, or the SEC. As described in our Bylaws, the stockholder submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of our common stock. If a stockholder gives notice of such a proposal after the deadline computed in accordance with our Bylaws, or the Bylaw Deadline, the stockholder will not be permitted to present the proposal to our stockholders for a vote at the 2007 Annual Meeting.

The rules of the SEC also establish a different deadline for submission of stockholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting, or the Discretionary Vote Deadline. The Discretionary Vote Deadline for the 2007 Annual Meeting is February 5, 2007, the date which is 45 calendar days prior to the anniversary of the mailing date of this Proxy Statement. If a stockholder gives notice of such a proposal after the Discretionary Vote Deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the 2007 Annual Meeting.

Because the Bylaw Deadline is not capable of being determined until we publicly announce the date of our 2007 Annual Meeting, it is possible that the Bylaw Deadline may occur after the Discretionary Vote Deadline. In such a case, a proposal received after the Discretionary Vote Deadline but before the Bylaw Deadline would be eligible to be presented at the 2007 Annual Meeting and we believe that our proxy holders at such meeting would be allowed to use the discretionary authority granted by the proxy to vote against the proposal at such meeting without including any disclosure of the proposal in the proxy statement relating to such meeting.

CORPORATE GOVERNANCE AND OTHER MATTERS

Board Independence and Corporate Governance Guidelines

We have determined that all of our directors, other than M. Kenneth Oshman, are independent directors under the marketplace rules of the Nasdaq Stock Market and that all of our directors, other than Mr. Oshman, and Betsy Rafael, who joined our Board in November 2005, were independent directors under such marketplace rules in the three prior years. We have also determined that all directors serving as members of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are independent under the marketplace rules of the Nasdaq Stock Market and the rules of the SEC. In addition, in January 2003, our Board appointed Arthur Rock as our Presiding Director. Mr. Rock retired from our Board of Directors on March 24, 2005, on which date Robert Maxfield was appointed Presiding Director. Under our Corporate Governance Guidelines, adopted by our Board of Directors in November 2002, the Presiding Director was selected by our non-employee directors and assumed the responsibilities of chairing meetings of non-employee directors, serving as the liaison between our Chief Executive Officer and our independent directors, approving Board of Directors’ meeting agendas and schedules and information flow to our Board of Directors and such further responsibilities that the non-employee directors as a whole designate from time to time. Our Corporate Governance Guidelines also give our Board of Directors responsibility over such matters as overseeing our Chief Executive Officer and other senior management in the competent and ethical operation of our company, gathering and analyzing information obtained from management, retaining counsel and expert advisors, and overseeing and monitoring the effectiveness of governance practices. A copy of our Corporate Governance Guidelines can be viewed at the investor relations section of our website at www.echelon.com.

Consideration of Stockholder Recommendations and Nominations

The Nominating and Corporate Governance Committee of our Board of Directors will consider both recommendations and nominations from stockholders for candidates to our Board of Directors. A stockholder who desires to recommend a candidate for election to our Board of Directors shall direct the recommendation in writing to the Company Corporate Secretary, Echelon Corporation, 550 Meridian Avenue, San Jose, California 95126, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years and evidence of the nominating person’s ownership of Company stock and amount of stock holdings. For a stockholder recommendation to be considered by the Nominating and Corporate Governance Committee as a potential candidate at an annual meeting, nominations must be received on or before the deadline for receipt of stockholder proposals.

If, instead, a stockholder desires to nominate a person directly for election to our Board of Directors, the stockholder must follow the rules set forth by the SEC (see “Deadline for Receipt of Stockholder Proposals” above) and meet the deadlines and other requirements set forth in our Bylaws, including, (1) as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of our company which are beneficially owned by such person, (d) any other information relating to such person that is required by law to be disclosed in solicitations of proxies for election of directors and (e) such person’s written consent to being named as a nominee and to serving as a director if elected; and (2) as to the stockholder giving the notice: (a) the name and address, as they appear on our company’s books, of such stockholder, (b) the class and number of shares of our company which are beneficially owned by such stockholder and (c) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) relating to the nomination.

Identifying and Evaluating Nominees for Director

The Nominating and Corporate Governance Committee shall use the following procedures to identify and evaluate the individuals that it selects, or recommends that our Board of Directors select, as director nominees:

•	The Committee shall review the qualifications of any candidates who have been properly recommended or nominated by stockholders, as well as those candidates who have been identified by management, individual members of our Board of Directors or, if the Committee determines, a search firm. Such review may, in the Committee’s discretion, include a review solely of information provided to the Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Committee deems proper.

•	The Committee shall evaluate the performance and qualifications of individual members of our Board of Directors eligible for re-election at the annual meeting of stockholders.

•	The Committee shall consider the suitability of each candidate, including the current members of our Board of Directors, in light of the current size and composition of our Board of Directors. In evaluating the suitability of the candidates, the Committee considers many factors, including, among other things, issues of character, judgment, independence, diversity, age, expertise, diversity of experience, length of service, other commitments and the like. The Committee evaluates such factors, among others, and considers each individual candidate in the context of the current perceived needs of our Board of Directors as a whole. Except as may be required by rules promulgated by Nasdaq or the SEC, it is the current sense of the Committee that there are no specific minimum qualifications that must be met by each candidate for our Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of our Board of Directors to possess.

•	After such review and consideration, the Committee selects, or recommends that our Board of Directors select, the slate of director nominees, either at a meeting of the Committee at which a quorum is present or by unanimous written consent of the Committee.

•	The Committee will endeavor to notify, or cause to be notified, all director candidates of its decision as to whether to nominate such individual for election to our Board of Directors.

Stockholder Communication with our Board of Directors

Any stockholder may contact any of our directors by writing to them by mail or express mail c/o Echelon Corporation, 550 Meridian Avenue, San Jose, California 95126.

Any stockholder communications directed to our Board of Directors (other than concerns regarding questionable accounting or auditing matters directed to the Audit Committee or otherwise in accordance with our Financial Information Integrity Policy) will first go to our General Counsel, who will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in our stockholder communications log.

Unless the communication is marked “confidential,” our General Counsel will review, summarize and, if appropriate, draft a response to the communication in a timely manner. The summary and response will be in the form of a memo, which will become part of our stockholder communications log that our General Counsel maintains with respect to all stockholder communications.

At least quarterly, or more frequently as our General Counsel deems appropriate, our General Counsel will forward all such original stockholder communications along with the related memos to our Board of Directors for review.

Any stockholder communication marked “confidential” will be logged by our General Counsel as “received” but will not be reviewed, opened or otherwise held by our General Counsel. Such confidential correspondence will be immediately forwarded to the addressee(s) without a memo or any other comment by our General Counsel.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees of Echelon. The Code of Business Conduct and Ethics is posted on our Internet website. The address of our website is www.echelon.com, and the Code of Business Conduct and Ethics may be found under the investor relations section of the website. We will post any amendments to, or waivers from, our Code of Business Conduct and Ethics at that location on our website.

Attendance by Board Members at the Annual Meeting of Stockholders

It is the policy of our Board of Directors to strongly encourage board members to attend the annual meeting of stockholders. All but one member of our Board of Directors attended in person our annual meeting of stockholders on May 27, 2005.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

We currently have seven members on our Board of Directors. In November 2005, in connection with the appointment of Betsy Rafael to our Board of Directors, we increased the authorized number of directors from seven to eight. In February 2006, following the resignation of Michael E. Lehman from our Board of Directors on February 21, 2006 as a result of his appointment as Chief Financial Officer of Sun Microsystems, Inc., we reduced the authorized number of directors from eight to seven. Our Board of Directors is divided into three classes, with each director serving a three-year term and one class being elected at each year’s Annual Meeting of Stockholders. Directors Robert J. Finocchio, Jr., Armas Clifford Markkula, Jr. and Robert R. Maxfield are the Class B directors whose terms will expire at the 2006 Annual Meeting of Stockholders and they have been nominated by our Board of Directors for reelection at the Annual Meeting of Stockholders to be held April 21, 2006. Directors Betsy Rafael and Richard M. Moley are the Class C directors whose terms will expire at the 2007 Annual Meeting of Stockholders and M. Kenneth Oshman and Larry W. Sonsini are the Class A directors whose terms will expire at the 2008 Annual Meeting of Stockholders. Until his resignation from our Board of Directors, Michael E. Lehman had served as a Class C director. We will consider increasing the size of our Board of Directors to eight members and appointing a replacement for Michael E. Lehman if a suitable candidate is identified. All of the directors, including the Class B nominees, are incumbent directors. There are no family relationships among any of our directors or executive officers, including any of the nominees mentioned above. Unless otherwise instructed, the holders of proxies solicited by this Proxy Statement will vote the proxies received by them for the three Class B nominees. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board of Directors to fill the vacancy. We are not aware of any reason that any nominee will be unable or will decline to serve as a director. Our Board of Directors recommends a vote “FOR” the election of each of the Class B nominees listed above.

Nominees

The names of the members of our Board of Directors, including the Class B nominees, their ages as of February 28, 2006 and certain information about them, are set forth below.

Name	Age	Principal Occupation
M. Kenneth Oshman (1)	65	Chairman of the Board and Chief Executive Officer of Echelon

Robert J. Finocchio, Jr. (2) (3)	54	Corporate director, private investor and part time professor

Armas Clifford Markkula, Jr. (2) (4) (5)	64	Vice Chairman of the Board of Directors of Echelon

Robert R. Maxfield (2) (3) (4)	64	Private investor

Richard M. Moley (4) (5)	66	Private investor

Betsy Rafael (3)	44	Vice President, Corporate Controller and Principal Accounting Officer of Cisco Systems, Inc.

Larry W. Sonsini (5)	65	Chairman of Wilson Sonsini Goodrich & Rosati, P.C.

(1)	Member of the Stock Option Committee.
(2)	Denotes nominee for election at the 2006 Annual Meeting of Stockholders.
(3)	Member of the Audit Committee.
(4)	Member of the Compensation Committee.
(5)	Member of the Nominating and Corporate Governance Committee.

M. Kenneth Oshman has been Chief Executive Officer of our company since December 1988 and Chairman of our Board of Directors since September 1989. He also served as our President from 1988 to 2001. Mr. Oshman, with three associates, founded ROLM Corporation, a telecommunications equipment company, in 1969. He was Chief Executive Officer, President and a director at ROLM from its founding until its merger with IBM in 1984. Following the merger, he became a Vice President of IBM and a member of its Corporate Management Board. He remained in that position until 1986. Prior to founding ROLM, Mr. Oshman was a member of the technical staff at Sylvania Electric Products from 1963 to 1969. Mr. Oshman also serves as a director of Sun Microsystems and Knight-Ridder. Mr. Oshman earned B.A. and B.S.E.E. degrees from Rice University and M.S. and Ph.D. degrees in Electrical Engineering from Stanford University.

Robert J. Finocchio, Jr. has been a director of our company since 1999. Mr. Finocchio served as Chairman of the Board of Informix Corporation, an information management software company, from August 1997 to September 2000. Since September 2000, Mr. Finocchio has been a dean’s executive professor at Santa Clara University’s Leavey School of Business. From July 1997 until July 1999, Mr. Finocchio served as President and Chief Executive Officer of Informix. From December 1988 until May 1997, Mr. Finocchio was employed with 3Com Corporation, a global data networking company, where he held various positions, most recently serving as President, 3Com Systems. Mr. Finocchio also serves as a director of Altera Corp. and Sun Microsystems. Mr. Finocchio is a Trustee of Santa Clara University. Mr. Finocchio holds a B.S. degree in economics from Santa Clara University and an M.B.A. degree from the Harvard Business School.

Armas Clifford Markkula, Jr. is the founder of our company and has served as a director since 1988. He has been Vice Chairman of our Board of Directors since 1989. Mr. Markkula was Chairman of the Board of Apple Computer, Inc. from January 1977 to May 1983 and from October 1993 to February 1996 and was a director from 1977 to 1997. A founder of Apple, he held a variety of positions there, including President/Chief Executive Officer and Vice President of Marketing. Prior to founding Apple, Mr. Markkula was with Intel Corporation as Marketing Manager, Fairchild Camera and Instrument Corporation as Marketing Manager in the Semiconductor Division, and Hughes Aircraft as a member of the technical staff in the company’s research and development laboratory. Mr. Markkula is a trustee of Santa Clara University. Mr. Markkula received B.S. and M.S. degrees in Electrical Engineering from the University of Southern California.

Robert R. Maxfield has been a director of our company since 1989. He was a co-founder of ROLM in 1969, and served as Executive Vice President and a director until ROLM’s merger with IBM in 1984. Following the merger, he continued to serve as Vice President of ROLM until 1988. Since 1988, he has been a private investor, and is a consulting professor in the Management Science and Engineering Department at Stanford University. Dr. Maxfield was a venture partner with Kleiner, Perkins, Caufield & Byers, a venture capital firm, from 1989 to 1992. Dr. Maxfield received B.A. and B.S.E.E. degrees from Rice University, and M.S. and Ph.D. degrees in Electrical Engineering from Stanford University.

Richard M. Moley has been a director of our company since 1997. Since August 1997, Mr. Moley has been a private investor. From July 1996 to August 1997, he served as Senior Vice President, Wide Area Business Unit and as a director of Cisco Systems, following Cisco Systems’ purchase of StrataCom, Inc., where he was Chairman of the Board, Chief Executive Officer and President. Mr. Moley also serves as a director of Linear Technology. Mr. Moley received a B.S. degree in Electrical Engineering from Manchester University, an M.S. degree in Electrical Engineering from Stanford University and an M.B.A. degree from Santa Clara University.

Betsy Rafael has been a director of our company since November 2005. Since April 2002 she has served as Vice President, Corporate Controller and Principal Accounting Officer of Cisco Systems. From December 2000 to April 2002, Ms. Rafael was the Executive Vice President, Chief Financial Officer, and Chief Administrative Officer of Aspect Communications, Inc., a provider of customer relationship portals. From April 2000 to November 2000, Ms. Rafael was Senior Vice-President and CFO of Escalate Inc., an enterprise e-commerce application service provider. From 1994 to 2000, Ms. Rafael held a number of senior positions at Silicon Graphics, Inc., or SGI, culminating her career at SGI as Senior Vice President and Chief Financial Officer. Prior to SGI, Ms. Rafael held senior management positions in finance with Sun Microsystems and Apple Computer. Ms. Rafael began her career with Arthur Young & Company.

Larry W. Sonsini has been a director of our company since 1993. Mr. Sonsini serves as Chairman of the law firm of Wilson Sonsini Goodrich & Rosati, P.C., where he has practiced since 1966. Mr. Sonsini also serves as a director of Pixar and Silicon Valley Bancshares. Mr. Sonsini received an A.B. degree in Political Science and Economics and an L.L.B. degree from the University of California at Berkeley.

Board Meetings

Our Board of Directors held six meetings in 2005. Each director is expected to attend each meeting of our Board of Directors and those Committees on which he serves. During 2005, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors (held during the period for which he or she was a director) and (ii) the total number of meetings held by all committees of our Board of

Directors on which such director served (held during the period that such director served), except for Arthur Rock, who attended 60% of applicable meetings. Mr. Rock resigned from our Board of Directors, Audit Committee and Nominating and Corporate Governance Committee on March 24, 2005. During 2005 certain matters were approved by our Board of Directors or a Committee of our Board of Directors by unanimous written consent.

Board Committees

Our Board of Directors currently has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee each has a written charter that has been approved by our Board of Directors, copies of which can be viewed at the investor relations section of our website at www.echelon.com. Pursuant to our 1997 Stock Option Plan, our Board delegated authority to Mr. Oshman to grant stock options and performance shares to employees who are not executive officers of up to a maximum of 25,000 shares per person per year and, generally, up to an aggregate of 250,000 shares per year. The Compensation Committee, Audit Committee, and Nominating and Corporate Governance Committee are described as follows:

Audit Committee: In 2005, the Audit Committee consisted of directors Robert J. Finocchio, Jr., Michael E. Lehman and Arthur Rock until March 24, 2005, when Robert R. Maxfield was appointed to the Audit Committee following the resignation on the same date of Arthur Rock from our Board of Directors and the Audit Committee. On November 18, 2005, Betsy Rafael joined our Board of Directors and was appointed to the Audit Committee. On February 21, 2006, Michael E. Lehman resigned from our Board of Directors and the Audit Committee. The current members of the Audit Committee are Robert J. Finocchio, Jr. (Chair), Robert R. Maxfield and Betsy Rafael. The Board has determined that directors Finocchio and Rafael are “audit committee financial experts” as that term is defined in Item 401(h) of Regulation S-K of the Securities Act of 1933, as amended, and that all members of our Audit Committee are independent within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. The Audit Committee held eight meetings in 2005. The purposes of the Audit Committee are to:

•	oversee our accounting and financial reporting processes and the internal and external audits of our financial statements;

•	assist our Board of Directors in the oversight and monitoring of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications, independence and performance and (4) our internal accounting and financial controls;

•	outline to our Board of Directors the results of its monitoring and recommendations derived therefrom and improvements made, or to be made, in internal accounting controls;

•	prepare the report that the rules of the SEC require to be included in our annual proxy statement;

•	appoint independent auditors; and

•	provide to our Board of Directors such additional information and materials as it may deem necessary to make our Board of Directors aware of significant financial matters that require the attention of our Board of Directors.

The responsibilities of the Audit Committee include the continuous review of the adequacy of our system of internal controls; oversight of the work of our independent auditors, including a post-audit review of the financial statements and audit findings; oversight of compliance with SEC requirements regarding audit related matters; review, in conjunction with counsel, any legal matters that could significantly impact our financial statements; and oversight and review of our information technology and management information systems policies and risk management policies, including our investment policies.

Compensation Committee: In 2005, the Compensation Committee consisted of directors Robert R. Maxfield and Richard M. Moley until March 24, 2005, when Armas Clifford Markkula, Jr. was appointed to the Compensation Committee. The current members of the Compensation Committee are Armas Clifford Markkula, Jr., Robert R. Maxfield (Chair) and Richard M. Moley. The Compensation Committee held four meetings in 2005. The purposes of the Compensation Committee are to:

•	discharge the responsibilities of our Board of Directors relating to compensation of our executive officers;

•	approve and evaluate executive officer compensation plans, policies and programs; and

•	produce an annual report on executive compensation for inclusion in our proxy statement.

The responsibilities of the Compensation Committee include annually reviewing and approving, for our Chief Executive Officer and our other executive officers, (1) annual base salary, (2) annual incentive bonus, including the specific goals and amount, (3) equity compensation, (4) employment agreements, severance arrangements and change in control agreements and provisions and (5) any other benefits, compensation or arrangements; and conducting an annual review of the performance of our Chief Executive Officer.

Nominating and Corporate Governance Committee: In 2005, the Nominating and Corporate Governance Committee consisted of directors Arthur Rock and Larry Sonsini until March 24, 2005, when Armas Clifford Markkula, Jr. and Richard M. Moley were appointed to the Nominating and Corporate Governance Committee following the resignation on the same date of Arthur Rock from our Board of Directors and the Nominating and Corporate Governance Committee. The current members of the Nominating and Corporate Governance Committee are Armas Clifford Markkula, Jr., Richard M. Moley and Larry Sonsini (Chair). The Nominating and Corporate Governance Committee held two meetings in 2005. The purposes of the Nominating and Corporate Governance Committee are to:

•	assist our Board of Directors by identifying prospective director nominees and to recommend to our Board of Directors the director nominees for the next annual meeting of stockholders;

•	develop and recommend to our Board of Directors the governance principles applicable to our company;

•	oversee the evaluation of our Board of Directors and management; and

•	recommend to our Board of Directors director nominees for each committee.

The responsibilities of the Nominating and Corporate Governance Committee include evaluating the composition, organization and governance of our Board of Directors and its committees, including determining future requirements; receiving and evaluating complaints that may be rendered under our code of business conduct and ethics and proposing actions in response thereto; overseeing the performance evaluation process of our Board of Directors; making recommendations to our Board of Directors concerning the appointment of directors to committees, selecting Board committee chairs and proposing the slate of directors for election; and making recommendations to our Board of Directors regarding compensation for non-employee directors and Board committee members.

Director Compensation

In November 2002, we determined that in consideration for service on our Board of Directors, each non-employee director shall receive a cash payment of $20,000 per fiscal year, to be payable on or before the day of the first meeting of our Board of Directors in each fiscal year. In addition, we determined that in consideration for service on our Board of Directors or on one or more of our Compensation and/or Nominating and Corporate Governance Committees of our Board of Directors, each non-employee director shall receive a cash payment of $1,000 per Board of Directors meeting or Committee meeting attended, to be payable on the date of each such meeting so attended. We also determined that in consideration of the significantly greater time commitment and potential risk exposure for serving as a member of our Audit Committee, each director shall receive a cash payment of $2,000 per Audit Committee meeting attended, to be payable on the date of each such meeting so attended. In addition, non-employee directors are eligible to participate in our 1998 Director Option Plan which provides for the automatic grant of an option to purchase 25,000 shares of common stock to each non-employee director who first becomes a non-employee director after May 29, 1998. Additionally, each non-employee director shall automatically be granted a 10,000 share option on the date of each annual meeting of stockholders, provided he or she is re-elected to our Board of Directors or otherwise remains on our Board of Directors on such date and provided that on such date he or she shall have served on our Board of Directors for at least the preceding six months. All options granted under this plan are fully vested at grant. During 2005, Messrs. Finocchio, Lehman, Markkula, Maxfield, Moley and Sonsini were each granted a 10,000 share option at a per share exercise price of $6.81 and Ms. Rafael was granted a 25,000 share option at a per share exercise price of $8.06.

Vote Required

Directors shall be elected by a plurality vote. The three Class B nominees for director receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes against, abstentions and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSED SLATE OF CLASS B DIRECTORS.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

With authority granted by our Board of Directors, the Audit Committee of our Board of Directors has appointed KPMG LLP as our independent auditors to audit our consolidated financial statements for the fiscal year ending December 31, 2006, and our Board of Directors recommends that our stockholders vote “FOR” ratification of such appointment.

KPMG LLP was originally appointed as our independent public accountants on March 21, 2002, when we retained the firm to perform the annual audit of our financial statements for the fiscal year ending December 31, 2002. A representative of KPMG LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions from our stockholders.

Audit and Non-Audit Fees

The following table sets forth fees for services KPMG LLP provided during fiscal years 2005 and 2004:

	2005		2004
Audit fees (1)		$750,000		$820,000
Audit-related fees	$		$
Tax fees	$		$
All other fees	$		$

Total		$750,000		$820,000

(1)	Represents fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements, advice on accounting matters that arose during the audit and audit services provided in connection with other statutory or regulatory filings. The audit fees for 2005 represent the amount billed to our company as of the date of this proxy statement.

The Audit Committee has considered whether the non-audit services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP and has concluded that the independence of KPMG LLP is maintained and is not compromised by the services provided. In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by KPMG LLP. During fiscal year 2005, 100% of the services were pre-approved by the Audit Committee in accordance with this policy.

Stockholder ratification of the selection of KPMG LLP as our independent public accountants is not required by our Bylaws or other applicable legal requirement. However, our Board of Directors is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

To our knowledge, the following table sets forth certain information with respect to beneficial ownership of our common stock, as of February 28, 2006, for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our executive officers set forth in the Summary Compensation Table; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown held by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes shares of common stock underlying options held by such person that are exercisable within 60 calendar days of February 28, 2006, but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on 39,797,676 shares of common stock outstanding as of February 28, 2006.

Name	Shares Beneficially Owned	Percentage Beneficially Owned
5% Stockholders:
ENEL Investment Holding BV (1)	3,000,000	7.5%

Directors and Executive Officers:
M. Kenneth Oshman (2)	6,035,381	14.9%
Armas Clifford Markkula, Jr. (3)	1,837,038	4.6%
Beatrice Yormark (4)	1,118,229	2.8%
Oliver R. Stanfield (5)	1,029,594	2.6%
Frederik H. Bruggink (6)	507,500	1.3%
Robert R. Maxfield (7)	443,037	1.1%
Kathleen B. Bloch (8)	226,223	*
Richard M. Moley (7)	205,589	*
Robert J. Finocchio, Jr. (7)	95,000	*
Larry W. Sonsini (9)	73,261	*
Betsy Rafael (10)	25,000	*
All directors and executive officers as a group (13 persons) (11)	12,040,853	28.4%

*	Less than 1%.
(1)	Affiliate of Enel S.p.A. Principal address is Viale Regina Margherita 137, Rome, Italy 00198.
(2)	Mr. Oshman’s principal address is c/o Echelon Corporation, 550 Meridian Avenue, San Jose, California 95126. Includes 3,618,433 shares held by M. Kenneth Oshman and Barbara S. Oshman, Trustees of the Oshman Trust dated July 10, 1979, 600,000 shares held by M. Kenneth Oshman, Trustee of the M. Kenneth Oshman Annuity Trust dated February 14, 2006, 600,000 shares held by M. Kenneth Oshman, Trustee of the Barbara S. Oshman Annuity Trust dated February 14, 2006, 488,428 shares held by O-S Ventures, of which Mr. Oshman is general partner, and an aggregate of 38,520 shares held by trusts, not for the benefit of Mr. Oshman, of which Mr. Oshman serves as trustee and as to which Mr. Oshman disclaims beneficial ownership. Includes options to purchase 690,000 shares of common stock exercisable within 60 calendar days of February 28, 2006, all of which shares are vested at February 28, 2006.
(3)	Includes 1,635,110 shares held by Armas Clifford Markkula, Jr. and Linda Kathryn Markkula, Trustees of the Restated Arlin Trust Dated December 12, 1990, and 151,928 shares held by the Markkula Family Limited Partnership. Mr. Markkula and his spouse disclaim beneficial ownership of all but 27,500 of the shares held by the Markkula Family Limited Partnership. Includes options to purchase 50,000 shares of common stock exercisable within 60 calendar days of February 28, 2006, all of which shares are vested at February 28, 2006.

(4)	Includes 808,229 shares held by Justin C. Walker and Beatrice Yormark, Trustees of the Walker-Yormark Family Trust Dated October 2, 1992. Includes options to purchase 310,000 shares of common stock exercisable within 60 calendar days of February 28, 2006, all of which shares are vested at February 28, 2006.
(5)	Includes 548,744 shares by held by Oliver Rueben Stanfield and Janet Helen Stanfield, Trustees of the Stanfield Family Trust UDT dated February 2, 2001. Includes an aggregate of 170,600 shares held in individual retirement accounts for the benefit of Mr. Stanfield and his spouse and 250 shares held by Mr. Stanfield’s spouse. Includes options to purchase 310,000 shares of common stock exercisable within 60 calendar days of February 28, 2006, all of which shares are vested at February 28, 2006.
(6)	Includes options to purchase 285,000 shares of common stock exercisable within 60 calendar days of February 28, 2006, of which 250,000 shares are vested at February 28, 2006.
(7)	Includes options to purchase 50,000 shares of common stock exercisable within 60 calendar days of February 28, 2006, all of which shares are vested at February 28, 2006.
(8)	Includes options to purchase 221,223 shares of common stock exercisable within 60 calendar days of February 28, 2006, all of which shares are vested at February 28, 2006.
(9)	Includes 9,000 shares held by a partnership account of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to which Mr. Sonsini disclaims beneficial ownership except as to his pecuniary interest therein. Includes options to purchase 50,000 shares of common stock exercisable within 60 calendar days of February 28, 2006, all of which shares are vested at February 28, 2006.
(10)	Represents an option to purchase 25,000 shares of common stock exercisable within 60 calendar days of February 28, 2006, all of which shares are vested at February 28, 2006.
(11)	Includes options to purchase an aggregate of 2,536,224 shares of common stock exercisable within 60 calendar days of February 28, 2006, of which 2,501,224 shares are vested at February 28, 2006.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file certain reports with the SEC regarding ownership of, and transactions in, our securities. Such officers, directors and 10% stockholders are also required by the SEC to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than 10% stockholders were complied with during the fiscal year ended December 31, 2005, except that each of Anders Axelsson, Kathleen B. Bloch, Frederik H. Bruggink, Russell Harris, M. Kenneth Oshman, Oliver R. Stanfield and Beatrice Yormark were late with Form 4 filings to report grants of performance shares in January 2005 and August 2005.

Certain Transactions

Loans to Employees

On October 29, 2001, we loaned Russell Harris, our Senior Vice President of Operations, $1,000,000 to purchase a principal residence. Mr. Harris issued to us a promissory note secured by residential real estate. The note bears interest at the rate of 4.5% per annum, compounded monthly. The interest accruing under the note is due and payable in monthly installments over the nine year term of the note, and the principal is due and payable on October 29, 2010, subject to earlier repayment upon the occurrence of certain events. The terms of this loan have never been amended.

Management Bonus Plans and Performance Share Grants

On January 25, 2005, the Compensation Committee of our Board of Directors approved a management bonus plan for 2005 and established aggregate annualized bonus amounts for its managers. Under the bonus plan, each manager will receive, in lieu of cash, shares of our common stock, designated as performance shares, in an amount equal to 50% of each manager’s individual bonus amount divided by the closing price of our common stock on January 25, 2005. The total bonus pool approved for all of Echelon’s executive officers was $1,070,000 and €29,000, as follows: Anders Axelsson, $100,000; Kathleen B. Bloch, $70,000; Frederik H. Bruggink, €29,000; Russell Harris, $100,000; M. Kenneth Oshman, $500,000; Oliver R. Stanfield, $150,000; and Beatrice Yormark, $150,000. However, the actual amount payable by Echelon to its executive officers under the bonus plan will take the form of performance shares with a value equal to 50% of each executive officer’s individual bonus amount, for an aggregate of $535,000 and €14,500, respectively. Based upon the $6.77 closing price of our common stock on January 25, 2005, an aggregate of 81,876 shares of our common stock, designated as performance shares, will be issued on January 2, 2007 under our 1997 Stock Plan to our current executive officers, subject to such executive officers continuing to be employed by our company on such date: Anders Axelsson, 7,386 shares; Kathleen B. Bloch, 5,170 shares; Frederik H. Bruggink, 2,848 shares; Russell Harris, 7,386 shares; M. Kenneth Oshman, 36,928 shares; Oliver R. Stanfield, 11,079 shares; and Beatrice Yormark, 11,079 shares; provided, however, that we will withhold from each executive officer a portion of the performance shares that have an aggregate market value sufficient to pay the minimum federal, state and local income, employment and any other applicable taxes required to be withheld by our company. No cash was issued under the bonus plan.

On August 15, 2005, our Compensation Committee approved, as part of the annual grant to all employees under our 1997 Stock Plan, the grant of performance shares to certain executive officers. An aggregate of 80,002 shares of our common stock, designated as performance shares, will be issued to the following executive officers in four equal installments, on each of August 16, 2006, August 16, 2007, August 16, 2008 and August 16, 2009, subject to such executive officers continuing to be employed by our company on such dates: Anders Axelsson, 11,667 shares; Kathleen B. Bloch, 11,667 shares; Frederik H. Bruggink, 11,667 shares; Russell Harris, 11,667 shares; Oliver R. Stanfield, 16,667 shares; and Beatrice Yormark, 16,667 shares; provided, however, that we will withhold a portion of the performance shares that have an aggregate market value sufficient to pay the minimum federal, state and local income, employment and any other applicable taxes required to be withheld by our company.

On January 20, 2006, our Compensation Committee approved a management bonus plan for 2006 and established aggregate annualized bonus amounts for its managers. Under the Bonus Plan, each manager will receive, in lieu of cash, shares of our common stock, designated as performance shares, in an amount equal to 50% of each manager’s individual bonus amount divided by the closing price of our common stock on February 1, 2006. The total bonus pool approved for all of Echelon’s executive officers was $1,260,000 and €125,000, as follows: Anders Axelsson, $100,000; Kathleen B. Bloch, $100,000; Frederik H. Bruggink,

€125,000; Russell Harris, $100,000; M. Kenneth Oshman, $600,000; Oliver R. Stanfield, $180,000; and Beatrice Yormark, $180,000. However, the actual amount payable by Echelon to its executive officers under the bonus plan will take the form of performance shares with a value equal to 50% of each executive officer’s individual bonus amount, for an aggregate of $630,000 and €62,500, respectively. Based upon the $9.02 closing price of our common stock on February 1, 2006, an aggregate of 78,219 shares of our common stock, designated as performance shares, will be issued on February 1, 2008 under our 1997 Stock Plan to our current executive officers, subject to such executive officers continuing to be employed by our company on such date: Anders Axelsson, 5,543 shares; Kathleen B. Bloch, 5,543 shares; Frederik H. Bruggink, 8,377 shares; Russell Harris, 5,543 shares; M. Kenneth Oshman, 33,259 shares; Oliver R. Stanfield, 9,977 shares; and Beatrice Yormark, 9,977 shares; provided, however, that we will withhold from each executive officer a portion of the performance shares that have an aggregate market value sufficient to pay the minimum federal, state and local income, employment and any other applicable taxes required to be withheld by our company. No cash will be issued under the bonus plan.

Acceleration of Option Vesting

On November 18, 2005, our Board of Directors approved accelerating the vesting of approximately 1,200,342 “out-of-the-money” unvested common stock options previously awarded to employees and officers under our stock option plans. The exercise prices of the accelerated common stock options range from $8.34 per share to $20.34 per share and have a weighted average exercise price of $10.905 per share. The closing price of our common stock on November 18, 2005 was $8.06 per share.

The purpose of the acceleration of these common stock options was to eliminate future stock compensation expense that we would otherwise have been required to recognize in our statement of operations with respect to these common stock options after the adoption of Statement of Financial Accounting Standard No. 123R “Share-Based Payment,” in January 2006. SFAS 123R became effective for our company beginning in the first quarter of 2006, and requires that compensation expense associated with stock options be recognized in the statement of operations, rather than as footnote disclosure in our consolidated financial statements.

The number of “out-of-the-money” unvested common stock options that were accelerated and that are held by executive officers and outstanding as of November 18, 2005 were as follows: Anders B. Axelsson, 160,001 options; Kathleen B. Bloch, 118,099 options; Frederik H. Bruggink, 74,377 options; and Russell Harris, 104,793 options.

Stock Option Grants

In addition to the option grants listed below under “Option Grants in Last Fiscal Year,” in 2005 we granted stock options under our 1997 Stock Plan to the following executive officers as of the grant date and for the number of shares of common stock and at the exercise price set forth below opposite their names:

Officer	Date of Grant	Shares Granted (#)		Per Share Exercise Price ($)	Expiration Date
Anders Axelsson	08/15/2005	35,000	(1)	8.19	08/15/2010
Russell Harris	08/15/2005	35,000	(1)	8.19	08/15/2010

(1)	One-fourth of the shares vest on each of August 15, 2006, August 15, 2007, August 15, 2008 and August 15, 2009, subject to the employee’s continued employment with our company.

Agreements with ENEL

In the second quarter of 2000, we entered into a research and development and technological cooperation agreement with ENEL Distribuzione SpA, an affiliate of ENEL S.p.A., or ENEL, under which we have been cooperating with ENEL to integrate our LONWORKS technology into ENEL’s remote metering management project in Italy. Through this project, ENEL replaced its existing stand-alone electricity meters with networked electricity meters to 27 million customers throughout ENEL’s service territory. Our shipments for the deployment phase of the ENEL project were substantially completed during 2005.

Pursuant to a common stock purchase agreement, dated June 30, 2000, between our company and ENEL, ENEL agreed to purchase, for cash, three million newly issued shares of our common stock for a purchase price to be based on the average trading price prior to the closing (subject to a minimum price of $87.3 million and a maximum price of $130.9 million). The closing of this stock purchase occurred on September 11, 2000. Based on the average price of our common stock prior to that date, the total purchase price for the three million shares was $130.9 million and after deducting expenses associated with the transaction, we received $130.7 million. It was agreed that until the earlier of September 11, 2003 or 30 days following the termination of the research and development and technological cooperation agreement with ENEL Distribuzione, ENEL would not, except under limited circumstances, sell or otherwise transfer such shares. As a result, ENEL is now free to sell shares of our common stock. The stock purchase agreement also gives ENEL the right to nominate a member of our Board of Directors as long as ENEL owns at least two million shares of our common stock. As a condition to the closing of the stock purchase agreement, our directors and our Chief Financial Officer agreed to enter into a voting agreement with ENEL in which each of them agreed to vote the shares of our company’s common stock that they beneficially own or control in favor of ENEL’s nominee to our Board of Directors. M. Francesco Tatò served as ENEL’s representative on our Board of Directors from September 2000 until June 2002. ENEL has not nominated a replacement for Mr. Tatò on our Board of Directors. In December 2005, ENEL transferred to a related entity, Enel Investment Holding BV, its three million shares of our common stock.

Pursuant to a registration rights agreement, dated September 11, 2000, between our company and ENEL, ENEL may, subject to certain conditions and limitations, request that we register the shares purchased under the common stock purchase agreement. In the event we elect to register any of our securities, ENEL may, subject to certain limitations, include the shares purchased under the common stock purchase agreement in such registration.

Air Travel Arrangement

From time to time, Mr. Oshman, our Chairman and Chief Executive Officer, uses private air travel services for business trips for himself and for any employees accompanying him. Prior to January 2005, certain of these private air travel services were provided by an entity controlled by Mr. Markkula, a director of our company. Our net cash outlay with respect to such private air travel services is no greater than comparable first class commercial air travel services. Such net outlays to date have not been material.

Legal Services

During fiscal year 2005, the law firm of Wilson Sonsini Goodrich & Rosati, P.C. acted as principal outside counsel to our company. Mr. Sonsini, a director of our company, is a member of Wilson Sonsini Goodrich & Rosati, P.C.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation that we paid during the last three fiscal years to our Chief Executive Officer and to each of our four other most highly compensated executive officers serving as of December 31, 2005 who earned more than $100,000 in 2005. All option grants were made under our 1997 Stock Plan.

Name and Principal Position	Annual Compensation				Long Term Compensation Awards				All Other Compensation ($)
	Fiscal Year	Salary ($)	Bonus ($)		Restricted Stock Awards ($)		Securities Underlying Options (#)
M. Kenneth Oshman Chairman of the Board and Chief Executive Officer	2005 2004 2003	100,000 100,000 100,000	250,000 1,775 283,676	(1)	— — —		150,000 120,000 120,000		2,305 2,640 2,024	(2)

Beatrice Yormark President and Chief Operating Officer	2005 2004 2003	325,000 325,000 325,000	75,000 20,411 80,670	(1)	136,503 — —	(3)	50,000 80,000 80,000		2,143 2,318 2,177	(2)

Oliver R. Stanfield Executive Vice President & Chief Financial Officer	2005 2004 2003	325,000 325,000 325,000	75,000 20,411 80,670	(1)	136,503 — —	(3)	50,000 80,000 80,000		2,143 2,318 2,177	(2)

Frederik H. Bruggink (4) Senior Vice President and General Manager - Service Provider Group	2005 2004 2003	360,944 360,102 328,218	44,556 1,879 46,157	(5)	95,553 — —	(3)	45,000 60,000 50,000	(6)	13,770 14,511 11,584	(7)

Kathleen B. Bloch (8) Senior Vice President and General Counsel	2005 2004 2003	315,000 300,000 275,000	35,000 10,766 21,276	(1)	95,553 — —	(3)	99,339 60,000 166,000	(9)	1,575 1,743 1,376	(2)

(1)	The bonus was paid in performance shares under the Company’s 1997 Stock Plan. See “Other Information—Certain Transactions—Management Bonus Plans and Performance Share Grants.”
(2)	Consists of premiums paid by the Company for life insurance coverage.
(3)	Reflects the number of performance shares granted multiplied by the $8.19 per share closing price of our common stock on the August 15, 2005 date of grant. See “Other Information—Certain Transactions— Management Bonus Plans and Performance Share Grants.”
(4)	Commencing in 2004, Mr. Bruggink’s compensation was paid in euros. Translation of compensation into U.S. dollars is made using the average exchange rate in effect for the month of payment. Due to the variation of the exchange rate of the U.S. dollar against the euro, the U.S. dollar values do not reflect precise compensation rates.
(5)	Includes bonus payment of €20,000 (approximately $23,848), commission payment of €1,188 (approximately $1,427) and €14,500 bonus paid in performance shares under the Company’s 1997 Stock Plan (approximately $19,281). See “Other Information—Certain Transactions— Management Bonus Plans and Performance Share Grants.”
(6)	Includes 10,000 option shares issued on April 22, 2005 pursuant to the Company’s option exchange program. See “Option Exchange Program” and “Report of the Board of Directors on the Option Exchange Program.”
(7)	Includes premiums of $2,369 paid by the Company for life insurance coverage and €9,647 (approximately $11,401) in pension plan payment.
(8)	Ms. Bloch commenced employment with our company in February 2003. On October 21, 2004, 54,783 of the shares subject to the 60,000 share option granted in 2004, and 14,333 of the shares subject to a 16,000 share option granted in 2003, were cancelled pursuant to an option exchange program approved by our Board of Directors on September 17, 2004.
(9)	Includes 64,339 option shares issued on April 22, 2005 pursuant to the Company’s option exchange program. See “Option Exchange Program” and “Report of the Board of Directors on the Option Exchange Program.”

Option Grants in Last Fiscal Year

The following table sets forth certain information with respect to stock options granted to our Chief Executive Officer and to each of our four other most highly compensated executive officers serving as of December 31, 2005 who earned more than $100,000 in 2005. We have never granted any stock appreciation rights. All option grants were made under our 1997 Stock Plan.

	Individual Grants						Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term ($)(9)
Name	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees In Fiscal Year (%)(6)	Exercise Price Per Share ($)		Expiration Date
							5%	10%
M. Kenneth Oshman	150,000	(1)	4.3	8.19	(7)	08/15/2010	339,412	750,012
Beatrice Yormark	50,000	(1)	1.4	8.19	(7)	08/15/2010	113,137	250,004
Oliver R. Stanfield	50,000	(1)	1.4	8.19	(7)	08/15/2010	113,137	250,004
Frederik H. Bruggink	10,000	(2)	0.3	8.52	(8)	04/22/2007	8,733	17,892
Frederik H. Bruggink	35,000	(3)	1.0	8.19	(7)	08/15/2010	79,196	175,003
Kathleen B. Bloch	9,556	(4)	0.3	8.52	(8)	05/21/2008	8,702	17,880
Kathleen B. Bloch	54,783	(5)	1.6	8.52	(8)	03/17/2009	71,034	148,924
Kathleen B. Bloch	35,000	(1)	1.0	8.19	(7)	08/15/2010	79,196	175,003

(1)	This option was granted on August 15, 2005, subject to vesting at the rate of one-fourth of the shares on August 15, 2006 and each one-year anniversary thereafter, subject to the employee’s continued employment with our company.
(2)	This option was granted on April 22, 2005 pursuant to an option exchange program approved by our Board of Directors on September 17, 2004. All of the shares subject to this option shall vest on April 22, 2006, subject to the employee’s continued employment with our company. See “Option Exchange Program” and “Report of the Board of Directors on the Option Exchange Program.”
(3)	This option was granted on August 15, 2005, subject to vesting at the rate of one-fourth of the shares on August 15, 2006 and each one-year anniversary thereafter, subject to the employee’s continued employment with our company. The option agreement permits exercise prior to full vesting, subject to the employee entering into a restricted stock purchase agreement with respect to unvested shares.
(4)	This option was granted on April 22, 2005 pursuant to an option exchange program approved by our Board of Directors on September 17, 2004. 7,778 of the shares subject to this option shall vest on April 22, 2006 and the remaining 1,778 shares shall vest monthly thereafter through December 22, 2006, subject to the employee’s continued employment with our company. See “Option Exchange Program” and “Report of the Board of Directors on the Option Exchange Program.”
(5)	This option was granted on April 22, 2005 pursuant to an option exchange program approved by our Board of Directors on September 17, 2004. 31,250 of the shares subject to this option shall vest on April 22, 2006 and the remaining 23,533 shares shall vest monthly thereafter through December 22, 2007, subject to the employee’s continued employment with our company. See “Option Exchange Program” and “Report of the Board of Directors on the Option Exchange Program.”
(6)	Based on a total of 3,490,814 options granted to all employees in the fiscal year ended December 31, 2005.
(7)	The exercise price per share is equal to the closing price of our common stock on the market trading day immediately preceding the date of grant.
(8)	Pursuant to the option exchange program approved by our Board of Directors on September 17, 2004, the exercise price of the option was to be equal to the greater of (i) the closing price of our common stock on April 22, 2005 or (ii) $8.52, which is equal to 115% of the closing price of our common stock on October 21, 2004. As the closing price of our common stock on April 22, 2005 was $6.11, the exercise price of the options issued pursuant to the option exchange program was $8.52. See “Option Exchange Program” and “Report of the Board of Directors on the Option Exchange Program.”

(9)	Potential gains are net of the exercise price but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation based upon the deemed fair market value are for illustrative purposes only and do not represent our company’s estimate or projection of the future common stock price. Actual gains, if any, on stock option exercises are dependent on several factors, including our company’s future financial performance, overall market conditions, and the option holder’s continued employment with our company. There can be no assurance that the amounts reflected in this table will be achieved.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information concerning exercisable and unexercisable options held as of December 31, 2005 by our Chief Executive Officer and by each of our four other most highly compensated executive officers serving as of December 31, 2005 who earned more than $100,000 in 2005. No options were exercised by such officers in 2005.

Name	Number of Securities Underlying Unexercised Options at December 31, 2005 (1)(#)			Value of Unexercised In-the-Money Options at December 31, 2005 ($)(2)
	Exercisable		Unexercisable	Exercisable	Unexercisable
M. Kenneth Oshman	690,000	(3)	150,000	—	—
Beatrice Yormark	310,000	(4)	50,000	—	—
Oliver R. Stanfield	310,000	(4)	50,00	—	—
Frederik H. Bruggink	285,000	(5)	—	—	—
Kathleen B. Bloch	221,223	(6)	35,000	—	—

(1)	Certain options granted to Frederik H. Bruggink under our 1997 Stock Plan may be exercised immediately upon grant and prior to full vesting, subject to Mr. Bruggink entering into a restricted stock purchase agreement with respect to unvested shares.
(2)	The value of underlying securities is based on the $7.83 per share closing price of our common stock on December 31, 2005 minus the aggregate exercise price.
(3)	Includes 690,000 vested shares and no unvested shares as of December 31, 2005.
(4)	Includes 310,000 vested shares and no unvested shares as of December 31, 2005.
(5)	Includes 250,000 vested shares and 35,000 unvested shares as of December 31, 2005.
(6)	Includes 221,223 vested shares and no unvested shares as of December 31, 2005.

Option Exchange Program

The following table sets forth information regarding options held by all executive officers of our company that were exchanged pursuant to an option exchange program described below. The option exchange program was approved by our Board of Directors on September 17, 2004 and was made available to all of our employees and executive officers, other than M. Kenneth Oshman, our Chief Executive Officer, Beatrice Yormark, our President and Chief Operating Officer, and Oliver R. Stanfield, our Executive Vice President and Chief Financial Officer. Other than the grant of these new options, no option exchanges or repricings have occurred during the last ten years in which our executive officers were eligible to participate.

Ten-Year Option Repricings

Name	Date	Number of Securities Underlying Options Repriced or Amended (#)	Market Price of Stock at Time of Repricing or Amendment ($)	Exercise Price at Time of Repricing or Amendment ($)	New Exercise Price ($)	Length of Original Option Term Remaining at Date of Repricing or Amendment (1)
Anders Axelsson	04/22/2005	100,001	$6.11	$13.46	$8.52	3 years, 7 months
Anders Axelsson	04/22/2005	60,000	$6.11	$10.89	$8.52	4 years, 5 months
Kathleen B. Bloch	04/22/2005	9,556	$6.11	$12.91	$8.52	3 years, 7 months
Kathleen B. Bloch	04/22/2005	54,783	$6.11	$10.89	$8.52	4 years, 5 months
Frederik H. Bruggink	04/22/2005	10,000	$6.11	$30.25	$8.52	6 months
Russell Harris	04/22/2005	25,000	$6.11	$16.35	$8.52	2 years, 4 months
Russell Harris	04/22/2005	60,000	$6.11	$10.89	$8.52	4 years, 5 months

(1)	Length of original option term remaining as of the October 21, 2004 date of cancellation of the original option.

Report of the Board of Directors on the Option Exchange Program

On September 21, 2004, we announced a voluntary employee stock option exchange program (the “Exchange Program”) whereby eligible employees were given an opportunity to exchange some or all of their outstanding options under our 1997 Stock Plan for a predetermined number of new stock options. Other than M. Kenneth Oshman, our Chief Executive Officer, Beatrice Yormark, our President and Chief Operating Officer, and Oliver R. Stanfield, our Executive Vice President and Chief Financial Officer, all employees holding outstanding options under our 1997 Stock Plan were eligible to participate in the Exchange Program. Directors and consultants of our company were not eligible to participate in the Exchange Program. Outstanding options to purchase 3,816,812 shares of common stock were accepted for exchange and cancelled. On April 22, 2005, which was the first business day that was six months and one day after cancellation of the exchanged options, we granted new options to purchase 2,148,725 shares of common stock in accordance with the Exchange Program. With the exception of new options granted to participating executive officers, the new options were granted at an exercise price of $6.11, the closing price of our common stock on April 22, 2005. In accordance with the terms of the Exchange Program, the exercise price for new options granted to participating executive officers was $8.52, which was the greater of the fair market value of our common stock on the date of grant, or 115% of the closing price of our common stock on the date the exchanged options were cancelled. For certain foreign employees, local laws restricted us from issuing the new options on April 22, 2005. For those employees, 7,268 new options were issued on May 25, 2005 at an exercise price of $6.35, the closing price of our common stock on that date.

Participants in the Exchange Program were required to tender any options granted during the six months immediately prior to the announcement of the Exchange Program. The number of new options issued in exchange for cancelled options was dependent on the exercise price of the cancelled options. Exchanged options were replaced for new options as follows:

•	Exchanged options granted with an exercise price of $11.99 or less were replaced with new options at an exchange ratio of one new option for every one exchanged option;

•	Exchanged options granted with an exercise price greater than or equal to $12.00, but less than or equal to $14.99, were replaced with new options at an exchange ratio of two new options for every three exchanged options;

•	Exchanged options granted with an exercise price greater than or equal to $15.00, but less than or equal to $19.99, were replaced with new options at an exchange ratio of one new option for every two exchanged options;

•	Exchanged options granted with an exercise price greater than or equal to $20.00, but less than or equal to $29.99, were replaced with new options at an exchange ratio of one new option for every three exchanged options; and

•	Exchanged options granted with an exercise price greater than or equal to $30.00, were replaced with new options at an exchange ratio of one new option for every five exchanged options.

New options granted under the Exchange Program have a term equal to the greater of the remaining term of the exchanged options or two years from the new option grant date. New options are subject to a one-year cliff-vesting schedule, at which time the new option will be vested to the same percentage as the exchanged option would have been on that date. After one year from the date of grant, the new options will continue to vest and become exercisable as to 1/48th of the shares subject to the new option on each monthly anniversary of the new option grant date. All vesting of the new options is subject to the participating employee’s continued employment with our company on each relevant vesting date.

Our Board of Directors approved the Exchange Program for compensatory purposes, to motivate high levels of performance and provide an effective means of recognizing and incentivizing employee contributions to our success, and to decrease potential stockholder dilution by decreasing the number of outstanding options. Many of our outstanding options as of the time of the announcement of the Exchange Program had exercise prices significantly higher than the then-current price of our common stock. The Board of Directors believed that, at their original exercise prices, the disparity between the original exercise price of these options and recent market prices for our common stock did not provide meaningful incentives to employees holding these options. Our Board of Directors approved the Exchange Program to provide our employees with the benefit of holding options that over time may have a greater potential to increase in value, which it believes creates better performance and retention incentives for employees and thereby increases stockholder value, and is therefore deemed by our Board of Directors to be in our best interest and the best interest of our stockholders.

The Board of Directors

M. Kenneth Oshman, Chairman

Robert J. Finocchio, Jr.

Armas Clifford Markkula, Jr.

Robert R. Maxfield

Richard M. Moley

Betsy Rafael

Larry W. Sonsini

Compensation Committee Interlocks and Insider Participation

During 2005, the Compensation Committee was comprised of Robert R. Maxfield, Armas Clifford Markkula, Jr. and Richard M. Moley, all of whom were non-employee directors. No interlocking relationship exists between any member of our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Equity Compensation Plan Information

The following table provides information as of December 31, 2005 about our equity compensation plans under which shares of our common stock may be issued to employees, consultants or members of our Board of Directors:

	(a)		(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders(1)(2)(3)(4)	8,502,441	(5)	$10.69	(5)	6,949,420
Equity compensation plans not approved by security holders	—		—		—

Total	8,502,441		$10.69		6,949,420

(1)	These plans include our 1997 Stock Plan and our 1998 Director Option Plan.
(2)	The number of shares reserved for issuance under our 1997 Stock Plan is subject to an automatic annual increase equal to the lesser of (i) 5,000,000 shares, (ii) 4% of our outstanding common stock on the first day of our fiscal year or (iii) a lesser number of shares determined by our Board of Directors.
(3)	The number of shares reserved for issuance under our 1998 Director Option Plan is subject to an automatic annual increase equal to the lesser of (1) 100,000 shares or (2) a lesser number of shares determined by our Board of Directors.
(4)	Pursuant to an option exchange program approved by our Board of Directors on September 17, 2004, an aggregate of 3,816,812 option shares outstanding under our 1997 Stock Plan were cancelled on October 21, 2004. An aggregate of 2,155,993 replacement option shares were issued to employees of our company under our 1997 Stock Plan on April 22, 2005 and May 25, 2005. See “Option Exchange Program” and “Report of the Board of Directors on the Option Exchange Program.”
(5)	Options to purchase 8,089,473 shares of common stock, at a weighted average exercise price of $11.24, are outstanding, and rights to receive 412,968 performance shares, or shares of our common stock, at a weighted average exercise price of $0.01, are outstanding.

REPORT OF THE COMPENSATION COMMITTEE OF OUR BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this board compensation committee report on executive compensation shall not be deemed “filed” with the SEC or “soliciting material” under the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any such filings.

The Compensation Committee sets the compensation of our Chief Executive Officer, reviews the design and effectiveness of compensation programs for other key executives, and approves stock option grants for our employees. The Committee is comprised entirely of non-employee directors who have never served as officers of our company.

The goals of the Compensation Committee are to align compensation with our performance and objectives and to attract, retain and reward executive officers and employees whose contributions are critical to the long-term success of our company.

The primary components of our executive compensation package are salary, commissions for sales executives, stock options and performance shares. We set our compensation package to be competitive with the marketplace.

Salary

The level of base salary for executive officers is set based upon their scope of responsibility, level of experience and individual performance. The salary range for each position is reviewed against the Radford Survey (a third-party compensation survey) data for high-tech companies with similar sales volumes located in the same geographic area. Additionally, the Compensation Committee takes into account general business and economic conditions and current circumstances of our company.

Commission for sales executives

Our 2005 sales commission plan provided the opportunity for commission payments based on meeting our revenue and other business objectives.

Stock options and performance shares

The Compensation Committee believes that the granting of stock options and performance shares is an important method of rewarding and motivating our employees by aligning employees’ interests with those of our stockholders. The Compensation Committee also recognizes that a stock incentive program is a necessary element in a competitive compensation package. The program utilizes a vesting schedule to encourage our employees to continue in the employ of our company and to encourage employees to maintain a long-term perspective. In determining the size of stock option and performance share grants, the Compensation Committee focuses primarily on the employees’ current and expected future value to our company. The Compensation Committee also considers the number of unvested options and performance shares held by the employee.

Management bonus plan

On January 25, 2005, the Compensation Committee approved a management bonus plan for certain of our officers that provided for bonus awards payable in “performance shares,” or shares of our common stock, issuable in the future under our 1997 Stock Plan, with bonus awards ranging from 813 shares to 36,928 shares. The number of shares was calculated as 50% of a set targeted cash bonus amount, valued at the fair market value of our common stock on the date the plan was established. That fair market value was $6.77 per share. The performance shares will be issued on or about January 2, 2007, provided the officer remains an employee of our company as of that date. See “Other Information—Certain Transactions—Management Bonus Plans and Performance Share Grants.”

Compensation of the Chief Executive Officer

On January 14, 2005, our Board of Directors, as confirmed by the Compensation Committee on January 25, 2005, set Mr. Oshman’s base salary at $100,000 with a bonus under our management bonus plan equal to 36,928 performance shares. The number of shares was calculated as 50% of a set targeted cash bonus amount, valued at the fair market value of our common stock on the date the plan was established. That fair market value was $6.77 per share. The performance shares will be issued on or about January 2, 2007, provided Mr. Oshman continues to be an employee of our company as of that date. See “Other Information—Certain Transactions—Management Bonus Plans and Performance Share Grants.”

On August 15, 2005, the Compensation Committee, in consultation with our Board of Directors, granted Mr. Oshman an option to purchase 150,000 shares of our common stock at an exercise price of $8.19, the then current fair market value. Twenty-five percent of the option will vest on each of August 15, 2006, August 15, 2007, August 15, 2008 and August 15, 2009.

Compensation Committee

Robert R. Maxfield, Chairman

Armas Clifford Markkula, Jr.

Richard M. Moley

REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this report of the audit committee of the board of directors shall not be deemed “filed” with the SEC or “soliciting material” under the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any such filings.

The Audit Committee of our Board of Directors serves as the representative of our Board of Directors for general oversight of our financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. Our management has primary responsibility for preparing our financial statements and our financial reporting process. Our independent accountants, KPMG LLP, are responsible for expressing an opinion on the conformity of our fiscal year 2005 audited financial statements to generally accepted accounting principles. In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with our management, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. In connection with this review and discussion, the Audit Committee asked a number of follow-up questions of management and our independent accountants to help give the Audit Committee comfort in connection with its review.

2. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380), as modified or supplemented.

3. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as modified or supplemented, and has discussed with them their independence.

4. Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the SEC.

Our Board of Directors has adopted a written charter for the Audit Committee, a copy of which can be viewed at the investor relations section of our website at www.echelon.com. Each of the members of the Audit Committee is independent as defined under the listing standards of the National Association of Securities Dealers.

Audit Committee

Robert J. Finocchio, Jr., Chairman

Robert R. Maxfield

Betsy Rafael

STOCK PRICE PERFORMANCE GRAPH

The graph below compares the cumulative total stockholder return on our common stock (assuming reinvestment of dividends) with the cumulative total return on the S&P 500 Index and the S&P 500 Information Technology Index (which is comprised of those companies in the information technology sector of the S&P 500 Index). The graph assumes that $100 was invested in our common stock on December 31, 2000 and in the S&P 500 Index and the S&P 500 Information Technology Index. Historic stock price performance is not necessarily indicative of future stock price performance.

OTHER MATTERS

As of the date hereof, our Board of Directors is not aware of any other matters to be submitted at the annual meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares they represent as our Board of Directors recommends or as they otherwise deem advisable.

VOTING VIA THE INTERNET OR BY TELEPHONE

For Shares Directly Registered in the Name of the Stockholder

Stockholders with shares registered in their own names may vote those shares telephonically by calling 1-800-690-6903 (within the U.S. and Canada only, toll-free), or via the Internet at ADP Investor Communication Services’ voting website (www.proxyvote.com).

For Shares Registered in the Name of a Broker or a Bank

A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. If your shares are held in an account with a broker or a bank participating in the ADP Investor Communication Services program, you may vote those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ voting website (www.proxyvote.com).

General Information for All Shares Voted Via the Internet or By Telephone

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on Thursday, April 20, 2006. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

THE BOARD OF DIRECTORS

San Jose, California

March 22, 2006

APPENDIX A

PROXY

ECHELON CORPORATION

2006 Annual Meeting of Stockholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ECHELON CORPORATION

The undersigned stockholder of Echelon Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 22, 2006, and hereby appoints M. Kenneth Oshman and Oliver R. Stanfield, and each of them, proxy and attorney-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2006 Annual Meeting of Stockholders of Echelon Corporation to be held on Friday, April 21, 2006, at 10:00 a.m., Pacific Time, at 570 Meridian Avenue, San Jose, California 95126, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and, in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE ELECTION OF THE SPECIFIED NOMINEES AS DIRECTORS AND “FOR” THE RATIFICATION OF OUR INDEPENDENT AUDITORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

CONTINUED AND TO BE SIGNED ON THE OTHER SIDE

Address Change/Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

ECHELON 550 MERIDIAN AVENUE SAN JOSE, CA 95126

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Echelon Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Echelon Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ECHEL1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ECHELON CORPORATION

1. ELECTION OF DIRECTORS:	For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s name on the line below.
Nominees: 01) Robert J. Finocchio, Jr.	☐	☐	☐
02) Armas Clifford Markkula, Jr. 03) Robert R. Maxfield

Vote On Proposal		For	Against	Abstain

2.	PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.	☐	☐	☐

In their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

This Proxy should be marked, dated, signed by the stockholder(s) exactly as its, his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

For comments, please check this box and write them on the back where indicated			☐

Please indicate if you plan to attend this meeting	☐ Yes	☐ No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date